Exhibit 3.1

UNOFFICIAL TRANSLATION

DEED OF INCORPORATION

PORTO HOLDCO B.V.

On the ninth day of December two thousand and sixteen appears before me, Johannes Daniel Maria Schoonbrood, civil law notary in Amsterdam:

Olav Carolus Johannes Klaver, candidate civil law notary, working at the offices of De Brauw Blackstone Westbroek N.V., with seat in Amsterdam, at Claude Debussylaan 80, 1082 MD Amsterdam, born in Hoorn on the second day of October nineteen hundred and eighty-three, for the purpose hereof acting as attorney authorised in writing of Pace Holdings Corp., a legal entity incorporated under the laws of Cayman Islands and having its registered office at Ugland House, Grand Cayman, KY1-11 04, Cayman Islands (the “incorporator”) and as such representing the incorporator.

The person appearing declares that the incorporator incorporates a private company with limited liability, which shall be governed by the following

ARTICLES OF ASSOCIATION:

1	DEFINITIONS

In these articles of association:

“BW” means the Dutch Civil Code;

“Company” means Porto Holdco B.V.;

“General Meeting” means the corporate body that consists of all Persons Entitled to Vote, or the meeting in which Persons Entitled to Attend General Meetings assemble;

“Meeting Rights” means the right to attend and speak at the General Meeting, either in person or by a proxy authorised in writing;

“Persons Entitled to Attend General Meetings” means shareholders, holders of a right of pledge with Meeting Rights and holders of a right of usufruct with Meeting Rights; and

“Persons Entitled to Vote” means shareholders with voting rights at the General Meeting, holders of a right of pledge with voting rights at the General Meeting and holders of a right of usufruct with voting rights at the General Meeting.

2	NAME, SEAT AND OBJECTS

2.1	Name and seat

2.1.1	The name of the Company is: Porto Holdco B.V.

2.1.2	The Company’s seat is in Amsterdam.

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2.2	Objects

The objects of the Company are to participate in other businesses of whatever nature, to take any other interest in or conduct the management of those businesses, to attract financing, to finance third parties, to provide security or assume liability for the obligations of third parties, and finally all activities which in the broadest sense relate to or may promote the objects.

3	CAPITAL AND ISSUE OF SHARES

3.1	Capital and shares

3.1.1	The share capital of the Company consists of one or more shares with a nominal value of ten eurocent (EUR 0.10) each.

3.1.2	Shares are in registered form and are numbered from 1 onwards.

3.1.3	No share certificates are issued.

3.2	Issue of shares

3.2.1	The General Meeting resolves on the issue of shares and determines the issue price, as well as the other terms and conditions of the issue.

3.2.2	Shares may not be issued at an issue price below the nominal value of the shares.

3.2.3	Shares are issued by notarial deed.

3.3	Pre-emptive rights

A shareholder has no pre-emptive rights if shares are issued or rights to subscribe for shares are granted.

4	OWN SHARES

4.1	Acquisition and disposal of own shares

4.1.1	The management board resolves on the acquisition by the Company of fully paid-up shares.

4.1.2	Article 3.2.1 equally applies if the Company disposes of own shares.

5	SHAREHOLDERS REGISTER, NOTICES OF MEETINGS AND NOTIFICATIONS

5.1	Shareholders register

5.1.1	The management board shall keep a shareholders register as referred to in article 2:194 BW.

5.1.2	The management board shall make the shareholders register available at the Company’s office for inspection by the Persons Entitled to Attend General Meetings.

5.2	Notices of meetings and notifications

5.2.1	Notices of meetings and notifications to Persons Entitled to Attend General Meetings must be given in writing to the addresses stated in the shareholders register. If a Person Entitled to Attend General Meetings consents, notices of meetings and notifications may be given to that person by e-mail.

5.2.2	Notifications to the management board must be given in writing to the Company’s address, or by e-mail to the address provided for this purpose.

6	DEPOSITARY RECEIPTS FOR SHARES AND LIMITED RIGHTS TO SHARES

6.1	Depositary receipts for shares

Meeting Rights may not be attached to depositary receipts for shares.

6.2	Right of pledge

6.2.1	A right of pledge may be established on shares.

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6.2.2	The voting rights attached to shares may be granted to holders of a right of pledge.

6.2.3	Only holders of a right of pledge with voting rights have Meeting Rights. Shareholders without voting rights as a result of a right of pledge do have Meeting Rights.

7	TRANSFER OF SHARES AND SHARE TRANSFER RESTRICTIONS

7.1	Transfer of shares

Shares must be transferred by notarial deed.

7.2	Share transfer restrictions

The transfer of shares is not restricted as set out in article 2:195 BW.

8	MANAGEMENT

8.1	Appointment, suspension, dismissal, inability to act and vacancy

8.1.1	The Company is managed by the management board. The General Meeting determines the number of managing directors.

8.1.2	The General Meeting appoints the managing directors. The General Meeting may suspend and dismiss managing directors.

8.1.3	If any managing director positions are vacant or any managing directors are unable to act, the remaining managing director or directors shall manage the Company. If all managing director positions are vacant or all managing directors are unable to act, a person designated for that purpose by the General Meeting shall temporarily manage the Company. If all managing director positions are vacant, that person shall as soon as possible take the necessary measures to make definitive arrangements. “Unable to act” means a managing director is temporarily unable to perform his duties as a result of:

(a)	suspension;

(b)	illness; or

(c)	inaccessibility.

8.2	Remuneration

The General Meeting determines the remuneration and other terms that apply to the managing directors.

8.3	Internal organisation and adoption of resolutions

8.3.1	The management board may adopt written rules governing its internal proceedings. Subject to the approval of the General Meeting, the managing directors may also divide their duties, in rules or otherwise.

8.3.2	The management board meets whenever a managing director deems it necessary. The management board adopts its resolutions by an absolute majority of votes cast. In a tie vote, the General Meeting will decide.

8.3.3	A managing director may be represented at a meeting by another managing director.

8.3.4	If a managing director has a direct or indirect personal conflict of interest with the Company and its business, he may not participate in the management board’s deliberations and decision-making on that subject. If no resolution of the management board can be adopted as a result, the General Meeting adopts the resolution.

8.3.5	The management board may also adopt resolutions without holding a meeting, provided that these resolutions are adopted in writing or by reproducible electronic communication and all managing directors entitled to vote have consented to adopting the resolution outside a meeting. Articles 8.3.2 and 8.3.4 equally apply to adoption by the management board of resolutions without holding a meeting.

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8.3.6	The General Meeting may make management board resolutions subject to its approval provided that those resolutions have been clearly specified and notified to the management board.

8.3.7	The management board may not file for bankruptcy of the Company without a mandate from the General Meeting.

8.3.8	The management board shall adhere to the directions of the General Meeting, unless the directions are contrary to the interests of the Company and its business.

8.4	Representation

8.4.1	The management board or each managing director acting individually may represent the Company.

8.4.2	If one shareholder holds all shares in the Company’s share capital and that shareholder also represents the Company, any legal acts entered into by the Company with this shareholder must be recorded in writing. This does not apply to legal acts that, under the terms stipulated, are part of the Company’s normal business.

8.4.3	The management board may grant power to represent the Company (procuratie) or any other power to represent the Company on a continuing basis to one or more individuals whether or not employed by the Company.

9	GENERAL MEETINGS

9.1	Annual General Meeting

9.1.1	At least one General Meeting must be held during the Company’s financial year, unless the matters referred to in article 9.1.2 have been resolved on without holding a meeting in accordance with article 9.5 (Resolutions without holding a meeting).

9.1.2	The agenda for the annual General Meeting must in any case include the following items:

(a)	if article 2:391 BW applies to the Company, the deliberations on the management report;

(b)	the adoption of the annual accounts;

(c)	the allocation of profits; and

(d)	the discharge of managing directors in office in the preceding financial year for their management in that financial year.

9.1.3	The items referred to in article 9.1.2 do not need to be included on the agenda if the deadline for preparing the annual accounts and, if applicable, presenting the management report has been extended or if the agenda includes a proposal to that effect. The items referred to in article 9.1.2(a), (b) and (d) do not need to be included in the agenda if the annual accounts are adopted in the manner provided for in article 10.1.6.

9.1.4	A General Meeting must furthermore be convened whenever the management board or a shareholder deems it necessary.

9.2	Location and notice of meetings

9.2.1	General Meetings are held in the municipality where the Company has its seat or in Rotterdam, The Hague, Utrecht or in the municipality of Haarlemmermeer (Schiphol Airport), the Netherlands.

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9.2.2	The notice of General Meetings must be given in accordance with the deadline referred to in article 2:225 BW.

9.2.3	The notice must specify the agenda, as well as the location and time of the General Meeting.

9.3	Order of business at the meeting

9.3.1	The General Meeting appoints its chairman. The chairman appoints a secretary.

9.3.2	Minutes must be kept of the business transacted at the meeting.

9.3.3	Managing directors may attend General Meetings and have an advisory vote at General Meetings in their capacity of managing director.

9.4	Voting procedure and proxy

9.4.1	Each share confers the right to cast one vote at the General Meeting. Blank votes and invalid votes are regarded as not having been cast.

9.4.2	Resolutions are adopted by an absolute majority of the votes cast, unless the law or these articles of association specifically require a larger majority.

9.4.3	The management board may resolve that each Person Entitled to Attend General Meetings may observe and take part in the General Meeting by electronic communication.

9.4.4	The management board may resolve that each Person Entitled to Vote may exercise voting rights by electronic communication, either in person or by a proxy authorised in writing.

9.4.5	The management board may attach conditions to the use of electronic communication. The notice of the General Meeting must set out these conditions or state where they can be consulted.

9.4.6	Persons Entitled to Attend General Meetings may be represented at the General Meeting by a proxy authorised in writing.

9.5	Resolutions without holding a meeting

9.5.1	Persons Entitled to Vote may also adopt any resolutions which they may adopt at a General Meeting without holding a meeting. The managing directors must be given the opportunity to give advice about a motion before the motion is voted on.

9.5.2	A resolution adopted without holding a meeting will only be valid if all Persons Entitled to Attend General Meetings consent to this form of adoption and the resolution is adopted either in writing or by reproducible electronic communication as required by law and these articles of association.

9.5.3	Persons who have adopted a resolution without holding a meeting shall immediately notify the management board of the resolution.

10	FINANCIAL YEAR, ANNUAL REPORTING AND AUDITOR

10.1	Financial year and annual reporting

10.1.1	The financial year is the same as the calendar year.

10.1.2	Annually within five months after the end of each financial year the management board shall prepare annual accounts and make these available at the Company’s office for inspection by the Persons Entitled to Attend General Meetings. The General Meeting may extend this period on the basis of special circumstances by no more than five months.

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10.1.3	If the mandate referred to in article 10.2 (Auditor) has been given, the auditor’s statement must be added to the annual accounts. Furthermore, the management report must be added to the annual accounts, unless article 2:391 BW does not apply to the Company. The additional information referred to in article 2:392(1) BW must also be added insofar as that paragraph (1) applies to the Company.

10.1.4	The annual accounts must be signed by all managing directors; if any signature is missing, this must be stated and explained.

10.1.5	The General Meeting adopts the annual accounts, unless the annual accounts have already been adopted in accordance with article 10.1.6.

10.1.6	If all shareholders are also managing directors of the Company, the annual accounts will be adopted when all managing directors have signed the annual accounts, provided that all other Persons Entitled to Attend General Meetings have been given the opportunity to inspect the annual accounts and have consented to this manner of adoption. If the annual accounts are adopted in this manner, the managing directors will be discharged as referred to in article 9.1.2(d).

10.2	Auditor

10.2.1	The Company may give a mandate to an auditor as referred to in article 2:393 BW to audit the annual accounts prepared by the management board in accordance with article 2:393(3) BW. If the law so requires, the Company shall give this mandate.

10.2.2	The General Meeting gives the mandate to the auditor. If the General Meeting fails to give the mandate, the management board will give the mandate.

10.2.3	The mandate given to the auditor may be revoked by the General Meeting and by the corporate body which has given the mandate. The mandate may only be revoked for valid reasons and in accordance with article 2:393(2) BW.

10.2.4	The auditor shall report on the audit to the management board and set out the results of the audit in an auditor’s statement on whether the annual accounts present a true and fair view.

11	PROFIT AND LOSS

11.1	Profit, loss and distributions on shares

11.1.1	The General Meeting allocates the profits determined by the adoption of the annual accounts, determines how a shortfall will be accounted for, and declares interim distributions from the profits or distributions from the reserves.

11.1.2	Shares held by the Company in its own share capital are not taken into account in determining how the amount to be distributed on shares is to be divided, unless these shares are subject to a right of pledge or a right of usufruct which entitles the holder of that right to the distribution.

11.1.3	Distributions are due four weeks after they have been declared, unless the General Meeting sets a different date at the management board’s proposal.

11.1.4	The General Meeting may resolve that distributions will be fully or partly made other than in cash.

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12	DISSOLUTION

12.1	Liquidation

12.1.1	If the Company is dissolved pursuant to a resolution of the General Meeting and its assets must be liquidated, the managing directors will become the liquidators unless the General Meeting appoints one or more other liquidators.

12.1.2	After the Company has ceased to exist, its books, records and other data carriers must remain in the custody of the person designated for that purpose by the liquidators, or, failing liquidators, by the management board, for a period of seven years.

13	TRANSITIONAL PROVISION

The first financial year will end on the thirty-first day of December two thousand and sixteen. This article and its heading will lapse after the first financial year.

Finally the person appearing declares that:

a.	the issued share capital of the company amounts to ten euro (EUR 10);

b.	the incorporator subscribes for one hundred (100) shares in the company’s share capital;

c.	the incorporator has agreed with and on behalf of the company that it shall fully pay up its shares in cash; at the time of signing this deed the payment on the shares amounts to zero euro (EUR 0);

d.	for the time being there shall be one (1) managing director; Jan Hendrik Siemssen, born on the fifteenth day of April nineteen hundred and sixty-two in Hamburg, Germany, is appointed as the first managing director.

Sufficient proof of the existence of the power of attorney has been given to me, notaris.

The written power of attorney to the person appearing is evidenced by a private instrument which is attached to this deed.

The original copy of this deed was executed in Amsterdam, on the date mentioned at the top of this deed. I summarised and explained the substance of the deed. I also stated what consequences the contents of the deed have for the party. The individual appearing before me confirmed having taken note of the deed’s contents and having agreed to a limited reading of the deed. I then read out those parts of the deed that the law requires. Immediately after this, the individual appearing before me, who is known to me, and I signed the deed.

(signed): O.C.J. Klaver, J.D.M. Schoonbrood.